CONTACT AT ARBIOS:
Shawn Cain, Interim President and CEO, 1-626-356-3105
Scott Hayashi, 1-626-356-3105

ARBIOS ANNOUNCES INTENT TO FILE A REORGANIZATION PLAN

Company has signed a term sheet for a recapitalization that could lead to its emergence from Chapter 11

PASADENA, CA. – March, 16 2009 -- Arbios Systems, Inc. (OTC: ABOSQ) today announced that it has signed a term sheet containing preliminary terms for a recapitalization of the Company through a $1,000,000 stock subscription by Arbios Acquisition Partners, LLC (“AAP”).  Since January 9, 2009, the Company has been proceeding under Chapter 11 of the United States Bankruptcy Code under the jurisdiction of the Bankruptcy Court in the District of Delaware.  The Company and AAP intend to file a reorganization plan reflecting the terms of this proposed transaction, which, if approved by the Bankruptcy Court and all of the Company’s relevant classes, could lead to the Company’s emergence from Chapter 11.

AAP is a limited liability company formed for the purpose of completing this proposed transaction. AAP is a wholly owned subsidiary of Energex Systems, Inc., a New Jersey-based company that was organized in 1999 to develop patented therapeutic medical devices to treat chronic conditions and diseases.

The transaction contemplated by the term sheet calls for Arbios to cancel all of its currently existing equity (including all outstanding common stock, warrants, and options) and to issue new shares of common stock:  (i) to AAP, which will represent 90% of the newly issued shares of the Company; and (ii) to the existing Arbios stockholders, which will represent 10% of the newly issued shares, allocated among the existing stockholders pro rata based on their pre-transaction common stock ownership interest in the Company.  Effectively, the existing stockholders of Arbios will receive one share of new common stock for each 10 shares held by them prior to the cancellation/re-issuance).  The $1,000,000 cash purchase price for its new shares in the Company will be paid by AAP as follows: (i) $100,000 was paid to the Company as a deposit upon signing of the term sheet, (ii) $100,000 is due upon the later of April 8, 2009 or the filing of the reorganization plan with the Bankruptcy Court, and (iii) $800,000 is due within 10 days of the Bankruptcy Court’s confirmation of the plan of reorganization.  If AAP fails to comply with paying the purchase price, Arbios may retain the deposit(s) and can withdraw the reorganization plan and move forward with an alternative transaction or proceeding.  If Arbios elects to enter into an alternative transaction prior to the confirmation of the reorganization plan by the Bankruptcy Court, AAP is entitled to a return of the funds it has delivered to Arbios, plus a 3% break up fee of amounts AAP has paid to Arbios.  In addition, a portion of the deposit(s) may also be returned to AAP if the reorganization plan is not confirmed by the Bankruptcy Court.

“The reorganization plan contemplated by this term sheet would allow Arbios to settle outstanding liabilities, emerge from bankruptcy as a publicly traded company, create an opportunity for continued development of SEPET™, and potentially enable existing shareholders to participate in the Company’s future,” commented Shawn Cain, Interim President and CEO.

Arbios intends to file a motion to reorganize the Company according to the terms outlined in the term sheet with the Bankruptcy Court. Under the term sheet, the reorganization plan should be confirmed by the Court on or before May 15, 2009. However, there can be no assurances that the submitted reorganization plan will be acceptable to the Bankruptcy Court or all of the Company’s relevant classes.

About Arbios’ SEPET™ Liver Assist Device

The SEPET™ Liver Assist Device is an extracorporeal (outside the body) liver assist device for blood purification of patients suffering from cirrhosis due to chronic liver disease and who are hospitalized with acute complications due to worsening liver dysfunction and portal hypertension. The SEPET™ device is a sterile, disposable cartridge containing microporous hollow fibers with proprietary permeability characteristics. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units.

About Arbios Systems, Inc.

Arbios Systems, Inc. has been engaged in the development of proprietary medical devices to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. Arbios’ SEPET™ Liver Assist Device is a novel blood purification therapy that provides enhanced "liver dialysis". For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company's expectations concerning the bankruptcy process, the ability of the Company to obtain the $1,000,000 investment from Arbios Acquisition Partners, LLC, and the Company’s ability to develop, pursue, confirm and consummate a plan of reorganization with respect to the Chapter 11 case.  Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, and to our subsequent Quarterly Reports on Form 10-Q, for a description of other risks. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ is a trademark of Arbios Systems, Inc.